Exhibit 4.59

BANK OF AMERICA CORPORATION

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 18, 2004

Supplementing the Indenture, dated

as of October 1, 1992, between

FleetBoston Financial Corporation (formerly Fleet Financial Group, Inc.)

and J.P. Morgan Trust Company, N.A.

(successor to The First National Bank of Chicago), as Trustee,

as supplemented by a

First Supplemental Indenture dated as of November 30, 1992.

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of March 18, 2004 (the “Second Supplemental Indenture”), is made by and among BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”), FLEETBOSTON FINANCIAL CORPORATION, a Rhode Island corporation (“FBFC”) (formerly Fleet Financial Group, Inc.) and J.P. MORGAN TRUST COMPANY, N.A., a national banking association (successor to The First National Bank of Chicago), as Trustee (the “Trustee”) under the Indenture referred to herein.

W I T N E S S E T H:

WHEREAS, Fleet Financial Group, Inc. (“Fleet Financial”) and The First National Bank of Chicago (“Bank of Chicago”) were parties to an Indenture dated as of October 1, 1992 (the “Original Indenture”) for the issuance of Subordinated Debt Securities;

WHEREAS, the Original Indenture has been amended and supplemented by a First Supplemental Indenture dated November 30, 1992, (as amended and supplemented, the “Indenture”);

WHEREAS, under the terms of the Indenture, FBFC is the successor to Fleet Financial and the Trustee is the successor to Bank of Chicago;

WHEREAS, there is outstanding under the terms of the Indenture one or more series of notes as Subordinated Debt Securities (the “Securities”);

WHEREAS, FBFC and the Corporation have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 27, 2003, pursuant to which FBFC will merge with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation in the Merger;

WHEREAS, the Merger is expected to be consummated on April 1, 2004;

WHEREAS, Section 10.01(i) of the Indenture provides that in the case of a merger, the surviving corporation shall expressly assume by supplemental indenture all the obligations and covenants under the Securities and the Indenture to be performed and observed by FBFC;

WHEREAS, Section 9.01(i) of the Indenture provides that FBFC, with the authorization of its Board of Directors, and the Trustee may amend the Indenture without notice to or consent of any holders of the Securities to evidence the succession of another corporation to FBFC by merger and the assumption by the successor corporation of the obligations and covenants of FBFC under the Indenture;

WHEREAS, Section 9.01(iv) of the Indenture provides that FBFC, with the authorization of its Board of Directors, and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to supplement any provision contained in the Indenture;

WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of FBFC and the Corporation; and

WHEREAS, the Trustee has determined that this Second Supplemental Indenture is satisfactory in form.

NOW, THEREFORE, in consideration of the premises, FBFC, the Corporation and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:

ARTICLE I

ASSUMPTION BY SUCCESSOR CORPORATION

AND SUPPLEMENTAL PROVISIONS

SECTION 1.1 Assumption of the Securities.

(a) The Corporation hereby represents and warrants that

(i) it is a corporation organized and existing under the laws of the State of Delaware and the surviving corporation in the Merger; and

(ii) the execution, delivery and performance of this Second Supplemental Indenture has been duly authorized by the Board of Directors of the Corporation.

(b) The Corporation hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Securities and the performance of every covenant of the Indenture on the part of FBFC to be performed or observed.

SECTION 1.2 The Company. Effective April 1, 2004, the name of the Company, as the successor corporation under the Indenture, shall be “Bank of America Corporation.”

SECTION 1.3 Supplemental Provisions. In connection with the issuance of Securities under this Indenture:

(a) Definitions in the present Section 1.01 are hereby amended as follows:

(i) The present definition of “Board Resolution” is hereby deleted and replaced with the following:

“‘Board Resolution’ means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or a committee acting under the authority of, or appointment by, the Board of Directors and to be in full force and effect on the date of such certification.”

(ii) The present definitions of “Company Request” and “Company Order” are hereby deleted and replaced with the following:

“‘Company Request’ and ‘Company Order’ mean, respectively, a written request or order signed in the name of the Company by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer and delivered to the Trustee.”

(iii) The present definition of “Officers’ Certificate” is hereby deleted and replaced with the following:

“‘Officers’ Certificate’ means a certificate signed by the Chairman of the Board, the Chief Executive Officer, President, Chief Financial Officer, Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer of the Company and delivered to the Trustee.”

(b) Section 3.01(xx) is hereby amended by deleting present Section 3.01(xx) and replacing it with the following:

“(xx) any other terms of the Securities or provisions relating to the payment of principal, premium (if any) or interest thereon, including, but not limited to, whether such Securities are issuable at a discount or premium, as amortizable Securities, and if payable in, convertible or exchangeable for commodities or for the securities of the Company or any third party.”

SECTION 1.4 Trustee’s Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this Second Supplemental Indenture by the Corporation, FBFC and the Trustee and (ii) the effective time of the Merger, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Indenture and Supplemental Indentures Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.8 Addresses for Notice, etc., to the Corporation and Trustee. Any notice or demand which by any provisions of this Second Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the holders of Securities to or on the Corporation may be given or served by postage prepaid first class mail addressed (until another address is filed by the Corporation with the Trustee) as follows:

Bank of America Corporation

Corporate Treasury Division, NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Karen A. Gosnell, Senior Vice President

With a copy to:

Bank of America Corporation

Legal Department, NC1-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255-0065

Attention: Teresa M. Brenner, Associate General Counsel

Any notice, direction, request or demand by any holder of Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the principal office of the Trustee, which shall be as follows:

J.P. Morgan Trust Company, N.A.

Institutional Trust Services—Corporate Trust

611 Woodward Avenue

MI-1-8110

Detroit, Michigan 48226

Attention: J. Michael Banas, Vice President.

SECTION 2.8 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.9 Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

SECTION 2.10 Certain Duties and Responsibilities of the Trustees. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.11 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

THE CORPORATION: Bank of America Corporation

By:	/s/ KAREN A. GOSNELL

Name: Karen A. Gosnell Title: Senior Vice President

FBFC: FleetBoston Financial Corporation

By:	/s/ JANICE B. LIVA

Name: Janice B. Liva Title: Assistant Secretary

THE TRUSTEE: J.P. MORGAN TRUST COMPANY, N.A.

By:	/s/ J. MICHAEL BANAS

Name: J. Michael Banas Title: Vice President